Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial information of Rhino Resource Partners LP (the “Partnership”) and The Elk Horn Coal Company, LLC (“Elk Horn”). In June 2011, the Partnership completed the acquisition of Elk Horn (the “Elk Horn Acquisition”).  The Partnership initially funded the purchase price with borrowings under the Partnership’s credit facility. In July 2011, the Partnership completed a public offering of the Partnership’s common units, the proceeds of which along with the related capital contribution of the Partnership’s general partner were used to repay borrowings outstanding under its credit facility. The unaudited pro forma condensed consolidated financial information has been prepared to reflect the following:

•                  the borrowings under the Partnership’s credit facility to initially fund the Elk Horn Acquisition;

•                  the public offering of additional common units of the Partnership in July 2011 and the application of the proceeds from such offering and the related capital contribution of the Partnership’s general partner; and

•                  the Partnership’s best estimates of fair value of the tangible assets acquired and liabilities assumed as part of the Elk Horn Acquisition.

The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2011 were prepared assuming that the Elk Horn Acquisition and the public offering of the Partnership’s common units, including the related capital contribution of the Partnership’s general partner, occurred on January 1, 2010. The historical financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Elk Horn Acquisition and the public offering of the Partnership’s common units, including the related capital contribution of the Partnership’s general partner, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized had Elk Horn been acquired by the Partnership during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of the unaudited pro forma condensed consolidated financial information.

For purposes of this unaudited pro forma condensed consolidated financial information, the purchase price of the Elk Horn Acquisition has been preliminarily allocated to the tangible assets acquired and liabilities assumed based on the Partnership’s best estimates of fair values. Although the responsibility of valuation remains with the Partnership’s management, the determination of the fair values of the various assets and liabilities acquired will be based in part upon studies conducted by third-party professionals with experience in the appropriate subject matter. The studies related to the value of the property, plant and equipment, the coal properties and any potential intangible assets acquired are not yet complete due to the extended amount of time required to complete these activities. Any change to the acquisition date value of the identifiable net assets during the measurement period (up to one year from the acquisition date) will affect the amount of the purchase price allocated and may result in the recognition of goodwill or a gain on the acquisition. Subsequent changes to the purchase price allocation will be adjusted retroactively if material to the Partnership’s consolidated financial results. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations.

RHINO RESOURCE PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

(In thousands, except per unit amounts)

	Rhino	The Elk	Pro Forma Adjustments
	Resource Partners LP (Historical)	Horn Coal Company LLC (Historical)	Elk Horn Acquisition		Public Offering of Common Units		Pro Forma Combined
REVENUES:
Coal sales	$162,379	$—					$162,379
Freight and handling revenues	2,570	—					2,570
Other revenues	7,683	9,477					17,160
Total revenues	172,632	9,477					182,109
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	128,473	1,927					130,400
Freight and handling costs	1,939	—					1,939
Depreciation, depletion and amortization	17,356	898	819	(a)			19,073
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	8,997	10,265	(7,963	)(b)			11,299
(Gain) loss on sale/acquisition of assets—net	(134)	—					(134)
Total costs and expenses	156,631	13,090	(7,144)				162,577
INCOME FROM OPERATIONS	16,001	(3,613)	7,144				19,532
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(2,424)	(733)	(1,214	)(c)	1,105	(d)	(3,266)
Interest income and other	35	18					53
Equity in net income (loss) of unconsolidated affiliate	1,901	—					1,901
Total interest and other income (expense)	(488)	(715)	(1,214)		1,105		(1,312)
INCOME BEFORE INCOME TAXES	15,513	(4,328)	5,930		1,105		18,220
INCOME TAXES	—	—	—		—		—
NET INCOME	$15,513	$(4,328)	$5,930		$1,105		$18,220

General partner’s interest in net income	$310	n/a					$364	(e)
Common unitholders’ interest in net income	$7,604	n/a					$9,858	(e)
Subordinated unitholders’ interest in net income	$7,599	n/a					$7,998	(e)
Net income per limited partner unit, basic:
Common units	$0.61	n/a					$0.65	(f)
Subordinated units	$0.61	n/a					$0.65	(f)
Net income per limited partner unit, diluted:
Common units	$0.61	n/a					$0.64	(f)
Subordinated units	$0.61	n/a					$0.65	(f)
Weighted average number of limited partner units outstanding, basic:
Common units	12,405	n/a			2,875	(g)	15,280
Subordinated units	12,397	n/a					12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	12,429	n/a			2,875	(g)	15,304
Subordinated units	12,397	n/a					12,397

Basis of Presentation

In June 2011, the Partnership completed the acquisition of 100% of the ownership interests in Elk Horn for approximately $119.5 million in cash consideration, or approximately $119.3 million net of cash acquired. In July 2011, the Partnership completed a public offering of the Partnership’s common units, the proceeds of which along with the related capital contribution of the Partnership’s general partner were used to repay borrowings outstanding under its credit facility.

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma consolidated results of operations of the Partnership based upon the historical financial statements of the Partnership and Elk Horn, after giving effect to the Elk Horn Acquisition and the public offering of the Partnership’s common units and the related capital contribution of the Partnership’s general partner.

The Elk Horn Acquisition was accounted for in this unaudited pro forma condensed consolidated statement of operations according to business combination accounting guidelines, whereby the total consideration applicable to the Elk Horn Acquisition is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. Although the responsibility of valuation remains with the Partnership’s management, the determination of the fair values of the various assets and liabilities acquired will be based in part upon studies conducted by third-party professionals with experience in the appropriate subject matter, which are not complete at this time. Any change to the acquisition date value of the identifiable net assets during the measurement period (up to one year from the acquisition date) will affect the amount of the purchase price allocated and may result in the recognition of goodwill or a gain on the acquisition. Subsequent changes to the purchase price allocation will be adjusted retroactively if material to the Partnership’s consolidated financial results.

Pro Forma Adjustments

Income Statement

(a)                                  The pro forma adjustment reflects the estimated increase in depletion expense related to the anticipated step-up in basis for the mineral assets acquired.  The additional depletion expense is based upon actual tons produced by Elk Horn’s lessees, multiplied by the Partnership’s current estimate of the increased value of the mineral reserves acquired.  The following table displays the pro forma depletion expense adjustment:

For the six months ended June 30, 2011
(in thousands, except per ton amounts)
Elk Horn historical depletion expense	$552
Elk Horn tons produced	1,318
Elk Horn historical depletion expense per ton	$0.4186
Partnership estimate of depletion expense per ton	$1.0400
Pro forma adjustment for depletion expense	$819

(b)                                 The pro forma adjustment represents non-recurring costs incurred by Elk Horn that were directly attributable to the acquisition and includes items such as professional fees, incentive fees and other various costs.

(c)                                  The pro forma adjustment reflects the estimated increase in interest expense related to the additional borrowings incurred by the Partnership to initially fund the Elk Horn Acquisition that were partially offset by the elimination of the historical Elk Horn interest expense due to the repayment of Elk Horn’s debt in connection with the acquisition. The additional interest expense is based upon the increased amount of long-term debt multiplied by a variable interest rate associated with the Partnership’s credit facility for the applicable period.  The following table displays the pro forma interest expense adjustment:

For the six months ended June 30, 2011
(in thousands, except interest rate amounts)
Additional debt from Elk Horn Acquisition	$119,496
Interest rate	3.24%
Additional interest expense	$1,947
Less: Elk Horn historical interest expense	$(733)
Pro forma adjustment for net increase in interest expense	$1,214

An increase or decrease of 0.125% in the assumed interest rate used to calculate the pro forma adjustment for increased interest expense would cause the pro forma adjustment to increase or decrease, respectively, by approximately $75,000.

(d)                                 The pro forma adjustment reflects the estimated decrease in interest expense related to the net proceeds from the public offering of the Partnership’s common units and the related capital contribution of the Partnership’s general partner, which were used to repay borrowings outstanding under the Partnership’s credit facility.  The decreased interest expense is based upon the decreased amount of long-term debt multiplied by a variable interest rate associated with the Partnership’s credit facility for the applicable period.  The following table displays the pro forma interest expense adjustment:

For the six months ended June 30, 2011
(in thousands, except interest rate amounts)
Net proceeds from public offering of the Partnership’s common units & related capital contribution of the Partnership’s general partner	$(67,853)
Interest rate	3.24%
Pro forma adjustment for decrease in interest expense	$(1,105)

An increase or decrease of 0.125% in the assumed interest rate used to calculate the pro forma adjustment for decreased interest expense would cause the pro forma adjustment to increase or decrease, respectively, by approximately $43,000.

(e)                                  The pro forma adjustments for each applicable partners’ interest in net income are based upon the Elk Horn historical financial results along with the relative pro forma adjustments for depletion expense and interest expense, as well as the issuance of additional common units related to the Partnership’s public offering and the related capital contribution of the Partnership’s general partner.  The allocation to each applicable partners’ interest is based upon the method outlined in the Partnership’s second amended and restated agreement of limited partnership.

(f)                                    The pro forma adjustments for common and subordinated earnings per unit (“EPU”) are based upon the pro forma adjustments for net income applicable to each limited partner class, divided by the weighted average number of units outstanding applicable to each partner class.  The pro forma EPU for common units also reflects the issuance of additional common units related to the Partnership’s public offering.

(g)                                 The pro forma adjustments for common units reflect the issuance of additional common units related to the Partnership’s public offering of common units in July 2011.